Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 of our report dated November 6, 2019 relating to the consolidated balance sheets of China Xiangtai Food Co., Ltd. as of June 30, 2019 and 2018, and the related consolidated statements of income and  comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

December 18, 2019